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                                                                      Exhibit 12

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT is entered into as of March 26, 1997 by and between House of Fabrics, Inc., a Delaware corporation ("Employer"), and Donald L. Richey ("Employee").


                                   WITNESSETH:


                  WHEREAS, Employer desires to obtain the services of Employee, and Employee desires to render services to Employer;

                  WHEREAS, the Board of Directors of Employer (the "Board") has determined that because of Employee's substantial experience and business relationships in connection with the retail fabric business, it is in Employer's best interest and that of its stockholders to secure services of Employee, to secure certain additional commitments from Employee and to provide Employee certain additional benefits; and

                  WHEREAS, Employer and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Employer.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

                  1. TERM. Employer agrees to employ Employee and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term commencing April 1, 1997 and ending January 31, 2000, unless this Agreement is earlier terminated in accordance with the provisions which follow; provided, however, that unless Employer or Employee gives written notice to the other party to the contrary at least 90 days prior to the end of the initial term of this Agreement or the term of this Agreement as extended, the term of this Agreement shall automatically be extended for an additional one year. The term of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

                  2. SERVICES AND EXCLUSIVITY OF SERVICES. So long as this Agreement shall continue in effect, Employee shall devote substantially all of his business time, energy and ability exclusively to the business, affairs and interests of Employer and its subsidiaries and matters related thereto, shall use Employee's best efforts and abilities to promote Employer's interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board.




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                  Employee agrees to serve without additional remuneration in such official capacities for one or more direct or indirect subsidiaries of Employer as the Board may from time to time reasonably request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitations under applicable law. Employee agrees to faithfully and diligently promote the business, affairs and interests of Employer and its subsidiaries.

                  Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the term of this Agreement, engage in any activity competitive with or adverse to Employer's business, whether alone, as a partner, or as an officer, director, employee or significant investor of or in any other entity. (An investment of less than 10% of the outstanding capital or equity securities of an entity shall not be deemed significant for these purposes.)

                  Employee represents to Employer that Employee has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder. Employee further represents that Employee will not bring to Employer for use in the performance of Employee's duties hereunder any confidential or proprietary information or property of any other person without the express written consent of such other person.

                  3. SPECIFIC POSITION; DUTIES AND RESPONSIBILITIES. Employer and Employee agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve Employer as President and Chief Executive Officer or in an executive position or positions of equivalent or greater responsibilities and duties. Employee agrees to observe and comply with the reasonable rules and regulations of Employer as adopted by the Board respecting the performance of Employee's duties and agrees to carry out and perform orders, directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing. Employer agrees that the duties which may be assigned to Employee shall be usual and customary duties of the office(s) or position(s) to which he may from time to time be appointed or elected and shall not be inconsistent with the provisions of this Agreement, the charter documents of Employer or applicable law. Employee shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

                  4.       COMPENSATION.

                  (a)      BASE COMPENSATION.

                  During the term of this Agreement, Employer agrees to pay Employee a base salary of not less than $300,000 per year, payable in equal twice monthly installments ("Base Salary"). The Board shall review Employee's Base Salary no less frequently than every twelve months.

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                  (b)      BONUS.

                  Employee shall be entitled to a bonus as follows:

                           (i) For the fiscal year ending January 31, 1998
                  ("fiscal 1998"), if the Performance Target (to be agreed upon by Employee and the Compensation Committee of the Board) is achieved, Employee shall be entitled to receive a bonus of $150,000. If the Performance Target is exceeded for fiscal 1998, Employee shall be entitled to receive a bonus in excess of $150,000, but in no event greater than $300,000. The exact amount of the bonus in excess of $150,000 shall be based upon criteria to be agreed upon by Employee and the Compensation Committee of the Board. Notwithstanding the foregoing, Employee shall be entitled to a minimum bonus for fiscal 1998 of $100,000 whether or not the Performance Target is achieved.

                         (ii) For the fiscal years ending January 31, 1999 and
                  2000, Employee shall be entitled to participate in a bonus plan for executives of Employer proposed by Employee and approved by the Compensation Committee of the Board.

                       (iii) The bonus for any fiscal year shall be paid on or
                  before the date 90 days after the end of such fiscal year.

                  (c)      OPTIONS.

                           (i) On the date of this Agreement, Employer shall
                  grant to Employee an option to acquire 200,000 shares of the Common Stock of Employer (the "Option"). The Option shall expire on March 25, 2007 and shall have an exercise price of $3.6875 per share, subject to adjustment as provided below. One-third of the Option shall vest and become exercisable on February 1 of each of 1998, 1999 and 2000. Notwithstanding the foregoing, if a Change in Control (as defined in Section 6) occurs, the Option shall vest in full at such time and become fully exercisable at such time.

                         (ii) In the event of a stock split, stock dividend,
                  reclassification, reorganization, recapitalization, merger, consolidation, exchange of shares, or any other capital adjustment of shares of Common Stock of Employer, the number of shares subject to the Option shall be adjusted in the same manner as shares of Employer's Common Stock. Any fractional shares resulting from such adjustments shall be eliminated. The Option shall not be transferable except by will or the laws of descent and distribution. The Option may be exercised during the life time of the Employee, only by Employee or by his guardian or legal


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                  representative.

                       (iii) In the event Employee leaves the employ of Employer
                  by voluntary resignation or is terminated pursuant to Section 5(c), any unexpired portion of the Option shall expire and be forfeited effective on the date of such resignation or termination. In the event Employee's employment is terminated pursuant to Section 5 (a), (b) or (d), or the term of this Agreement ends and a new employment arrangement is not made between Employee and Employer, the Option shall vest in full at such time and become fully exercisable at such time and shall be deemed to expire and be forfeited on the 120th day following such death, disability, or termination of employment.

                         (iv) Upon issuance of Common Stock of Employer pursuant
                  to the Option to Employee, his heirs or representatives, the recipient of such stock may be required to represent that the shares of stock are taken for investment and not resale and make such other representations as may be necessary to qualify the issuance of the shares as exempt from the Securities Act of 1933 or to permit registration of the shares and shall represent that he shall not dispose of such shares in violation of the Securities Act of 1933 and the Securities Exchange Act of 1934. Employer reserves the right to place a legend on any stock certificate issued pursuant to the Option to assure compliance with this subclause. No shares of Common Stock of Employer shall be required to be distributed until Employer shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933 or any other then applicable securities law or regulation of any stock exchange.

                           (v) Employee shall be responsible for payment to
                  Employer of the amount of any tax required by any governmental authority to be withheld and paid over by Employer to such governmental authority for the account of the person entitled to the Option.

                         (vi) On February 2, 1998, if Employee's employment
                  hereunder has not been terminated pursuant to the provisions of this Agreement, Employer shall grant to Employee an option substantially the same as the Option, except (A) the number of shares of Common Stock of Employer to be acquired shall be 100,000, (B) such option shall expire on February 1, 2008, (C) the exercise price for such option shall be the closing price of the Common Stock of Employer as reported on NASDAQ National Market for that date (or if the Common Stock of Employer is not traded on that date, the immediately preceding date on which the Common Stock of Employer was traded) or on any other recognized quotation system on which the Common Stock of Employer is then quoted (or the midpoint of the "bid" and "asked" price if no closing price is quoted), subject to adjustment as


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                  provided in clause (ii) above, and (D) one-third of such
                  option shall vest and become exercisable on February 2 of each of 1999, 2000 and 2001.

                  (d)      ADDITIONAL BENEFITS.

                  Employee shall also be entitled to all rights and benefits for which Employee is otherwise eligible under any non-qualified profit-sharing plan, Section 401(k) profit-sharing plan, life, medical, dental, disability or basic or supplemental life insurance plan or policy or other plan or benefit that Employer or its subsidiaries may provide for Employee or for senior officers or for employees of Employer generally, as from time to time in effect, during the term of this Agreement (collectively, "Additional Benefits"). The Additional Benefits shall be provided at the level commensurate with the office held at the time. Any waiting periods for participation in any of the plans constituting Additional Benefits and any limitations on preexisting conditions in any medical policy or plan constituting Additional Benefits shall be waived for Employee. If Employer institutes a plan pursuant to which years of service with Employer is a basis for determining the level of benefits under such plan, then after three years of service by Employee with Employer, Employee shall be credited with an additional five years of service for purposes of such plan.

                  (e)      PERQUISITES

                  Employee shall be entitled to paid vacation in accordance with Employer's policies which are applicable to other executive employees of Employer, but in no event shall Employee be entitled to less than four weeks of paid vacation per year. Vacation may be taken in accordance with Employer's written vacation policy for employees of Employee's class at such time during each year as may be mutually agreed upon by Employer and Employee.

                  During the term of this Agreement, Employer shall provide Employee a vehicle allowance of $1,000 per month or, pursuant to Employee's election, a vehicle pursuant to Employer's automobile policy for senior executives.

                  (f)      LIMITED BENEFIT SUCCESSION.

                  If Employee's full-time services are terminated hereunder pursuant to Sections 5(a), 5(b) or 6 and Employee is no longer eligible for Additional Benefits because of such termination, Employee (or in event of death, such person or persons as Employee shall have directed in writing or, in the absence of a designation, the estate of Employee (the "Beneficiary")) shall be entitled to and Employer shall provide benefits substantially equivalent to those benefits in the nature of health and welfare type benefits to which Employee was entitled immediately prior to such termination, but shall not be entitled to



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         option, equity, appreciation, profit sharing, deferred compensation, savings, bonus, participation, pension, extra compensation and other incentive plan benefits except to the extent otherwise expressly provided in any then outstanding awards to such Employee), but in each case (1) only for the period (if any) during which Employee (or (if expressly entitled thereto) Beneficiary, as the case may be) remains entitled to receive Base Salary under such sections, (2) only to the extent that Employee or such Beneficiary is not entitled to comparable benefits from another employer or provider, and (3) subject to any other express limitations elsewhere in this Agreement or any applicable plan.

                  (g)      OVERALL QUALIFICATION.

                  Employer reserves the right to modify, suspend or discontinue any and all of the above referenced benefit plans, practices, policies and programs at any time (whether before or after termination of employment); provided, however, the Employee's benefits under such benefit plans, practices, policies or programs shall not be reduced or eliminated unless (i) Employer provides Employee with reasonably comparable benefits or (ii) the modification, suspension or discontinuance of such benefit plan, practice, policy or program was approved by Employee as a director of Employer or recommended to the Board by Employee.

                  (h)      RELOCATION EXPENSES.

                  Employer shall pay Employee: (i) the commission paid by Employee to a real estate agent in connection with the sale of Employee's house in St. Louis, Missouri (the "St. Louis Home"); (ii) the amount, but not in excess of $20,000, by which the gross sales price of the St. Louis Home is less than $445,000; (iii) reasonable out-of-pocket moving expenses incurred by Employee in moving his belongings from St. Louis, Missouri to Southern California; and (iv) reasonable out-of-pocket living expenses incurred by Employee in Southern California for up to a 90-day period after April 1, 1997, subject to extension of such 90-day period upon mutual agreement by Employee and Employer.

                  5. TERMINATION. The compensation and other benefits provided to Employee pursuant to this Agreement, and the employment of Employee by Employer, shall be terminated prior to expiration of the term of this Agreement only as provided in this Section 5 or Section 6:

                  (a)      DISABILITY.

                  In the event that Employee shall fail, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably) to render for 90 consecutive days, the services contemplated by this Agreement, Employee's employment hereunder may be


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         terminated by written notice of termination from Employer to Employee.
         Thereafter, Employer shall continue, until 18 months after the date of such notice, to pay Base Salary to Employee at a rate and time and in an amount and manner equal to (i) 100% of the Base Salary minus (ii) the amount of any cash payments to Employee under the terms of Employer's disability insurance, if any, or other disability benefits or plans, if any. Thereafter, no further salary shall be paid. Employee shall be entitled to all Additional Benefits for a period of 18 months following such notice or for such shorter period as provided in the applicable plan.

                  (b)      DEATH.

                  In the event of Employee's death during the term, Employer shall be entitled to receive any Base Salary earned but unpaid to the date of Employee's death and any bonus Employee would have been entitled to receive for the fiscal year in which he dies, prorated to the date of Employee's death. Any other rights or benefits which do not by their terms end at the death of Employee shall be paid to Beneficiary for a period of six months only following the date of Employee's death or such shorter period as provided in the applicable plan. This Agreement in all other respects will terminate upon the death of Employee except as otherwise expressly provided in Section 4(f).

                  (c)      FOR CAUSE.

                  Employee's employment hereunder shall be terminated and all of his rights to receive Base Salary (other than Base Salary earned but unpaid to the date of termination), bonus and (subject to the terms of any plans relating thereto) Additional Benefits hereunder in respect of any period after such termination, shall terminate (i) upon a determination by the Board, acting in good faith based upon actual knowledge at such time and after notice to Employee and a reasonable opportunity to cure, that Employee has willfully failed or refused, without proper cause, to substantially perform his duties as an employee of Employer, or (ii) has been convicted of any criminal act, except a misdemeanor conviction that does not involve misappropriation of funds or property, fraud or other similar activity which bears directly upon Employee's ability to perform faithfully his duties as an employee of Employer.

                  Notwithstanding the foregoing, Employee shall not be terminated for cause pursuant to clause (i) of the first paragraph of this Section 5(c) unless and until Employee has received notice of a proposed termination for cause and Employee has had an opportunity to be heard before at least a majority of the members of the Board. Employee shall be deemed to have had such opportunity if given written or telephonic notice by any director at least 72 hours in advance of a meeting.


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                  (d)      WITHOUT CAUSE.

                  Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Employee's employment with Employer at any time, but any such termination other than as expressly provided in Section 5(a), (b) or (c) herein shall be without prejudice to Employee's rights to receive Base Salary, a bonus (calculated based upon the bonus Employee would have been entitled to receive for the fiscal year in which his employment is terminated) and Additional Benefits provided under this Agreement for the lesser of 18 months thereafter or the remainder of the term of this Agreement.

                  (e)     NO LIMITATION.

                  Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it may be entitled at law, in equity or under this Agreement.

                  (f) EXCLUSIVE REMEDY. Employee agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of Employer in respect of Employee's employment with and relationship to Employer, other than a claim by Employee for defamation by Employer, and that the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment. Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

                  6. CHANGE IN CONTROL. If there should occur a "change in control" of Employer (or any successor), as defined below, then Employee, without limitation on any other rights hereunder, may, within nine months after first receiving notice (which may be oral) of such event, elect to retire from full-time service to Employer and shall be entitled, for a period of 18 months after such election, to receive Base Salary, a bonus (calculated based upon the bonus Employee would have been entitled to receive for the fiscal year in which he retires from full-time service) and all Additional Benefits to which Employee is entitled.

                  For purposes of the foregoing provisions, a "change of control" shall have occurred if, with or without consent of the Board, (i) any person, enterprise, group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other entity shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of at least 50% of the outstanding stock of Employer entitled to vote generally for the election of directors (other than in a transaction or series of transactions approved by Employee as a director of Employer or recommended to the Board by Employee), or
(ii) at any time fewer than 51% of the members of the Board shall be persons who were either nominated for election by the Board, or were elected by the Board; provided, however, that for purposes of determining whether a majority of the


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Board has approved such nomination or election, there shall be excluded any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, or (iii), there shall be a sale of all or substantially all of Employer's assets or Employer shall merge or consolidate with another corporation and the stockholders of Employer immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in such transaction (or of the parent corporation of the purchasing or surviving corporation), possessing more than 50% of the voting power (for the election of directors generally) of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of Employer before the transaction.

                  7. BUSINESS EXPENSES. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues made and substantiated in accordance with policies, practices and procedures established from time to time by the Board and incurred in pursuit and furtherance of Employer's business and good will.

                  8. INDEMNITY. To the fullest extent permitted by applicable law and the bylaws of Employer, as from time to time in effect, Employer shall indemnify Employee and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer. To the same extent, Employer will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Employee by reason of Employee's service as an officer or agent of Employer or of a subsidiary of Employer.

                  9.  MISCELLANEOUS.

                  (a)      SUCCESSION; SURVIVAL.

                  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Employee this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder including without limitation those in Section 6 hereof in respect of such successor or assignee. The obligations and duties of Employee hereunder are


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         personal and otherwise not assignable. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

                  (b)      NOTICES.

                  Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its principal office at:

                  13400 Riverside Drive
                  Sherman Oaks, California  94123
                  Attention:  Chairman of the Board

         or at such other address as Employer may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate (or Employee's business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9(b) and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or
         (iii) if given by any other means, when actually delivered at such address.

                  (c)      ENTIRE AGREEMENT; AMENDMENTS.

                  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments and practices relating to Employee's employment by Employer. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer expressly so authorized by the Board.

                  (d)      WAIVER.

                  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

                  (e)      CHOICE OF LAW.

                  This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the


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         relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, to the extent permitted by law.

                  (f)      ARBITRATION.

                  Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single, neutral arbitrator in Los Angeles, California pursuant to Title 9, Section 1280, ET SEQ., of the California Code of Civil Procedure. Judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

                  (g)      CONFIDENTIALITY; PROPRIETARY INFORMATION.

                  Employee agrees to not make use of, divulge or otherwise disclose, directly or indirectly any trade secret or other confidential or proprietary information concerning the business (including but not limited to its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware as a result of Employee's employment during the Term, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized in writing by Employer. The provisions of this subsection (g) shall survive the expiration, suspension or termination, for any reason, of this Agreement.

                  (h) TRADE SECRETS.

                  Employee, prior to and during the term of employment, has had and will have access to and become acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processes, customer lists, contracts, and compilations of information, records and specifications, which are owned by Employer and regularly used in the operation of its business and which may give Employer an opportunity to obtain an advantage over competitors, who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee's employment. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment by Employer and for its benefit.


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                  All records, files, documents, drawings, specifications,
         software, equipment, and similar items relating to the business of Employer or its affiliates, including without limitation all records relating to customers (the "Documents"), whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer or such affiliates and shall not be removed from the premises of Employer or its affiliates under any circumstances whatsoever without the prior consent of the Board. Upon termination of employment, Employee agrees to promptly deliver to Employer all Documents in the possession or under the control of Employee.

                  (i)      PLACE OF EMPLOYMENT.

                  The principal place of employment and the location of Employee's principal office shall be in 13400 Riverside Drive, Sherman Oaks, California or such other place as shall be mutually agreed upon by Employee and Employer; provided, however, that Employee will be expected to engage in periodic travel within and outside the State of California as Employer may reasonably request or as may be required for the proper rendition of services hereunder.

                  (j)      SEVERABILITY.

                  If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

                  (k)      WITHHOLDING; DEDUCTIONS.

                  All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

                  (l)  SECTION HEADINGS.

                  Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


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                  (m)      UNIQUE SERVICES; SPECIFIC PERFORMANCE.

                  The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to Employer pursuant to this Agreement, and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause Employer great and irreparable injury and damage. Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This subsection (n) shall not be construed as a waiver of any other rights or remedies which Employer may have for damages or otherwise.

                  (n)      NO-RAIDING OF EMPLOYEES.

                  Employee agrees that for a period of two years after the termination of Employee's employment, except in the case of a termination caused by Employer in violation of the terms hereof or a termination pursuant to Section 5(d), Employee will not, directly or indirectly, disrupt, damage, impair, or interfere with Employer's business by soliciting, influencing, encouraging or recruiting any employee of Employer to work for Employee or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

                  (o)      COUNTERPARTS.

                  This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

                  (p)      BOARD OF DIRECTORS.

                  Employer shall use its best efforts to cause Employee to be appointed to the Board as soon as practicable or to be nominated for election to the Board at the next annual meeting of the stockholders of Employer.

                  (q)      REIMBURSEMENT OF LEGAL EXPENSES.

                  Employer shall reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with the negotiation and execution of this Agreement, but in no event greater than $2,000.

                  (r)      REPRESENTATION BY COUNSEL; INTERPRETATION.

                  Employer and Employee each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                "EMPLOYER"

                                HOUSE OF FABRICS, INC.



                                By /s/  ROCKELL N. HANKIN
                                   ----------------------------

                                Its Chairman
                                    ---------------------------



                                "EMPLOYEE"


                                /s/  DONALD L. RICHEY
                                -------------------------------
                                Donald L. Richey

                                -------------------------------

                                -------------------------------

                                -------------------------------
                                          [address]







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